Exhibit 99.1
D-Wave Reports Second Quarter 2024 Results
Q2 Revenue up 28% Year over Year
Q2 Bookings up 6% Year over Year
GAAP Gross Profit up 97% Year over Year

PALO ALTO, Calif. – August 8, 2024 – D-Wave Quantum Inc., (NYSE: QBTS) (“D-Wave” or the “Company”) a leader in commercial quantum computing systems, software, and services, today announced financial results for its second fiscal quarter ended June 30, 2024.
“Our second quarter results show continued traction on all fronts - revenue, bookings, customer acquisition, liquidity and technical advancements,” said Dr. Alan Baratz, CEO of D-Wave. “There is rapidly growing awareness of annealing quantum computing and its ability to deliver business benefits today, and the market is responding. This is further strengthened by our product development activities in hardware (Advantage2 prototype), software (new nonlinear hybrid solver and fast anneal feature), and Quantum Artificial Intelligence. Our momentum as one of the few companies in the world leading the quantum transformation is evident.”
Recent Business and Technical Highlights
•Announced a Quantum AI product development roadmap that extends D-Wave’s Leap™ quantum cloud service for AI and machine learning. The focus will be on helping customers address a variety of AI/ML workloads including pre-training optimization, more accurate and efficient model training, and opening new AI business use cases that require the integration of AI and business optimization, such as quantum supply chain optimization in support of AI-predicted product demand requirements.
•Announced a significant expansion to our commercial partnership with Zapata AI, designed to accelerate the development and delivery of integrated quantum and generative AI solutions in D‑Wave’s Leap cloud platform, as part of the Quantum AI product roadmap. The new agreement leverages Zapata’s proprietary Universal Generative AI software for rapid development and builds upon D-Wave’s Leap real‑time quantum cloud service to support quantum, hybrid quantum, and classical AI solutions.
•Announced the forthcoming placement of a second US-based D-Wave Advantage quantum computer. This system will be the fourth production quantum computer in the Leap quantum cloud service. Located at Davidson Technologies’ new global headquarters in Huntsville, AL, the system will eventually be housed in a secure facility developed to run sensitive applications using D-Wave’s quantum computing technology.
•Nearing completion of calibrating a 4800+ qubit Advantage2 processor as the next milestone on the path toward the 7000+ qubit Advantage2 product. This comes on the heels of launching the 1,200+ qubit Advantage2 prototype and making it accessible in D-Wave’s Leap quantum cloud service earlier this year.
•Launched a new hybrid quantum solver for nonlinear programs, enabling customers to confront real-world problems of growing complexity. Available now in the D-Wave’s Leap™ quantum cloud service, the new solver supports up to two million variables and constraints, with a tenfold increase in problem size capacity over other D-Wave solvers for certain applications, according to preliminary benchmarking studies. In addition, the company introduced new demos of applications built with the nonlinear program solver, addressing vehicle routing and flow shop scheduling.
•Ongoing development of new control protocols designed to let users perform expanded and richer quantum simulations:
•Fast anneal: A new feature introduced in April that helps users perform quantum computations at unprecedented speeds, greatly reducing the impact of external disturbances such as thermal fluctuations that can hinder quantum calculations. Customers have already submitted 2.5 million problems using this feature since its launch.
•Cyclic annealing: Research and development of cyclic and iterative annealing protocols to potentially extend the coherent regime across multiple cycles, which could provide the same performance benefit that would result from much longer coherence times.
•Bell's inequality violation: Leveraging novel Quantum Processing Unit (QPU) control protocols, we have been able to show a violation of Bell’s inequality, a widely recognized signature of quantum behavior, in the fabric of our annealing QPUs. With these new controls, we can produce targeted qubit excitations and analyze and read out qubit state in an arbitrary basis midway through the annealing process, enabling us to explore both digital and analog quantum computing protocols in the same processing fabric. This potentially opens up important new application opportunities.
•Worked with customers on a variety of quantum-hybrid applications including:
◦Ford Otosan: Developed a solution to generate a dynamic build-list sequencing schedule that maximizes vehicle production for the body shop. The resulting quantum optimization application was able to schedule 1,000 vehicles per run in under 5 minutes, compared to 30 minutes using the current process.
◦Hermes Germany: Exploring a vehicle routing quantum optimization application to route trucks from 50 depots to a network of 17,000 parcel shops throughout Germany. The project aims to understand quantum’s ability to better optimize these routes in terms of time, distance and CO2 emissions.
•Held our tenth Qubits quantum computing conference in June 2024, with more than 600 attendees representing 452 organizations from 50 countries participating live or virtually. Themed “Success, Powered by Quantum,” the conference showcased D-Wave’s latest product and scientific innovations as well as real-world customer applications which spanned retail, logistics, financial services, life sciences and more. Customers including Artificial Brain, Davidson Technologies, Ford Otosan, Los Alamos National Lab, Pattison Food Group, POLARISqb, QuantumBasel, SavantX and Zapata AI joined us in Boston to share their stories of quantum-powered success.
•Experienced an uptick in D-Wave interest from a number of major government organizations and companies that service the public sector, to build applications that showcase how quantum computing can address critical public sector and national security activities. Policy makers continue to expand government programs to encompass near-term applications as well as support for quantum annealing and quantum-classical technologies.
•Announced double-digit enrollment growth for our quantum training courses in the first six months of 2024, compared to the same period in 2023. Enrollment in the “Quantum Programming Core” course increased by 53%, and all total enrollments (“Core” + “Foundations for Quantum Programming”) increased by 85%. This underscores a burgeoning global movement to train workers to keep pace with the rapidly increasing adoption of quantum computing.
•Announced that D-Wave has joined the broad-market Russell 3000 Index, which captures the 3000 largest stocks as of April 30, 2024, ranking them by total market capitalization. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to the data as of the end of December 2023, about $10.5 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell.
•Bookings for the second quarter of fiscal 2024 were $2.7 million, an increase of $0.2 million, or 6% from the fiscal 2023 second quarter bookings of $2.5 million, representing the Company’s ninth consecutive quarter of year-over-year growth in quarterly bookings.
•Ended the second quarter with $40.9 million in cash, one of the Company’s highest quarter-end cash balances in its history.

Second Quarter Fiscal 2024 Financial Highlights
•Revenue: Revenue for the second quarter of fiscal 2024 was $2.2 million, an increase of $0.5 million, or 28%, from the fiscal 2023 second quarter revenue of $1.7 million.
•Bookings1: Bookings for the second quarter of fiscal 2024 were $2.7 million, an increase of $0.2 million, or 6% from the fiscal 2023 second quarter Bookings of $2.5 million. This represents D-Wave’s ninth consecutive quarter of year-over-year growth in quarterly Bookings.
•Customers: In comparing the most recent four quarters with the immediately preceding four quarters, D-Wave had:
◦A total of 130 customers compared with a total of 114 customers;
◦77 commercial customers compared with 70 commercial customers; and
◦26 Forbes Global 2000 customers compared with 22 Forbes Global 2000 customers constituting 34% of the total number of commercial customers.
•Commercial Traction: In comparing the most recent four quarters with the immediately preceding four quarters:
◦Revenue from commercial customers increased by 35%, or $1.8 million.
◦Commercial revenue as a percentage of total revenue changed slightly from 66.7% to 65.9%; and
◦Revenue from Forbes Global 2000 customers increased by $0.9 million, or 50%, and comprised 26% of total revenue.
•GAAP Gross Profit: GAAP gross profit for the second quarter of fiscal 2024 was $1.4 million, an increase of $0.7 million, or 97%, from the fiscal 2023 second quarter gross profit of $0.7 million, with the increase due primarily to the growth in revenue and increased operating efficiencies.
•GAAP Gross Margin: GAAP gross margin for the second quarter of fiscal 2024 was 63.6%, an increase of 22.3% from the fiscal 2023 second quarter GAAP gross margin of 41.3% with the increase due primarily to the growth in revenue and operating efficiencies.
•Non-GAAP Gross Profit2: Non-GAAP Gross Profit for the second quarter of fiscal 2024 was $1.6 million, an increase of $0.6 million, or 61%, from the fiscal 2023 second quarter Non-GAAP Gross Profit of $1.0 million. The difference between GAAP and Non-GAAP Gross Profit is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP Gross Profit.
•Non-GAAP Gross Margin2: Non-GAAP Gross Margin for the second quarter of fiscal 2024 was 73.1%, an increase of 15.0% from the fiscal 2023 second quarter Non-GAAP Gross Margin of 58.1%. The difference between GAAP and Non-GAAP Gross Margin is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP Gross Margin.
•GAAP Operating Expenses: GAAP operating expenses for the second quarter of fiscal 2024 were $20.2 million, a decrease of $1.4 million, or 6%, from the fiscal 2023 second quarter GAAP operating expenses of $21.6 million with the decrease driven primarily by decreases of $1.7 million in professional services and $0.4 million in non-cash stock-based compensation expense, partially offset by an increase of $0.8 million in marketing costs.

•Non-GAAP Adjusted Operating Expenses2: Non-GAAP Adjusted Operating Expenses for the second quarter of fiscal 2024 were $15.5 million, a decrease of $0.4 million, or 3% from the fiscal 2023 second quarter Non-GAAP Adjusted Operating Expenses of $15.9 million with the decrease driven primarily by decreases of $0.8 million in professional services, $0.2 million in fabrication and related activities and $0.2 million in insurance, partially offset by an increase of $0.8 million in marketing costs.
•Net Loss: Net loss for the second quarter of fiscal 2024 was $17.8 million, or $0.10 per share, a decrease of $8.4 million, or $0.11 per share, from the fiscal 2023 second quarter net loss of $26.2 million, or $0.21 per share.
•Adjusted EBITDA Loss2: Adjusted EBITDA Loss for the second quarter of fiscal 2024 was $13.9 million, a decrease of $1.0 million, or 7%, from the fiscal 2023 second quarter Adjusted EBITDA Loss of $14.9 million with the improvement due primarily to higher gross profit and lower operating expenses.
Financial Results for the First Half of Fiscal Year 2024
•Revenue: Revenue for the six months ended June 30, 2024, was $4.6 million, an increase of $1.3 million, or 41%, from revenue of $3.3 million for the six months ended June 30, 2023.
•Bookings1: Bookings for the six months ended June 30, 2024, were $7.2 million, an increase of $2.7 million, or 58%, from Bookings of $4.5 million for the six months ended June 30, 2023.
•GAAP Gross Profit: GAAP gross profit for the six months ended June 30, 2024, was $3.0 million, an increase of $1.9 million, or 171%, from $1.1 million in GAAP gross profit for the six months ended June 30, 2023, with the increase due primarily to the growth in revenue and lower stock-based compensation expense in cost of sales in the first half of fiscal 2024.
•GAAP Gross Margin: GAAP gross margin for the six months ended June 30, 2024, was 65.6%, an increase of 31.4% from the 34.2% GAAP gross margin for the six months ended June 30, 2023, with the increase due primarily to an increase in revenue and a decrease in share based compensation costs and increased operating efficiencies.
•Non-GAAP Gross Profit2: Non-GAAP Gross Profit for the six months ended June 30, 2024, was $3.5 million, an increase of $1.7 million, or 89%, from the Non-GAAP Gross Profit of $1.8 million for the six months ended June 30, 2023. The difference between GAAP and non-GAAP gross profit is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP Gross Profit.
•Non-GAAP Gross Margin2: Non-GAAP Gross Margin for the six months ended June 30, 2024, was 75.0%, an increase of 18.9% from the 56.1% Non-GAAP Gross Margin for the six months ended June 30, 2023. The difference between GAAP and non-GAAP gross margin is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP Gross Margin.
•GAAP Operating Expenses: GAAP operating expenses for the six months ended June 30, 2024, were $39.4 million, a decrease of $7.3 million or 16% from GAAP operating expenses of $46.7 million for the six months ended June 30, 2023, with the year-over-year decrease primarily driven by decreases of $3.5 million in non-cash stock-based compensation expense and $4.0 million in professional services.
•Non-GAAP Adjusted Operating Expenses2: Non-GAAP Adjusted Operating Expenses for the six months ended June 30, 2024, were $30.3 million, a decrease of $3.4 million or 10% from Non-GAAP Adjusted Operating Expenses of $33.7 million for the six months ended June 30, 2023, with the difference between GAAP and non-GAAP operating expenses being primarily non-cash stock-based compensation expense, non-recurring one-time expenses, and depreciation and amortization.

•Net Loss: Net loss for the six months ended June 30, 2024, was $35.1 million, or $0.21 per share, a decrease of $15.5 million, or $0.19 per share, compared with a net loss of $50.6 million or $0.40 per share for the six months ended June 30, 2023.
•Adjusted EBITDA Loss2: Adjusted EBITDA Loss for the six months ended June 30, 2024, was $26.8 million, a decrease of $5.0 million or 16% from Adjusted EBITDA Loss of $31.8 million for the six months ended June 30, 2023, with the decrease due primarily to higher gross profit and reduced operating expenses.

Balance Sheet and Liquidity
As of June 30, 2024, D-Wave’s consolidated cash balance totaled $40.9 million, an increase of $33.4 million, or 444%, from the fiscal 2023 second quarter consolidated cash balance of $7.5 million.
On April 12, 2024, the Company’s $175 million shelf registration statement on Form S-3 went effective and, on May 24, 2024, the S-3 was partially used for a $100 million At-The-Market ("ATM") program. As of June 30, 2024, D-Wave had $90.7 million of issuance capacity under the ATM program.
D-Wave’s Equity Line of Credit ("ELOC") registration statement on Form S-3 with Lincoln Park Capital Fund, LLC also went effective on April 12, 2024. As of June 30, 2024, the Company had $61.8 million in available issuance capacity under the ELOC with the investment commitment running through October 2025. D-Wave’s ability to raise additional funds under the ELOC is subject to a number of conditions including having a sufficient number of registered shares and D-Wave's stock price being above $1.00 per share.
Fiscal Year 2024 Outlook
We are reiterating the full year 2024 financial guidance set forth in our June 28, 2024, fiscal 2023 fourth quarter and full year earnings press release. Our guidance is subject to various cautionary factors described below. Based on the information available on August 7, 2024, guidance for the full year 2024 is as follows:
Adjusted EBITDA Loss
•We expect fiscal 2024 Adjusted EBITDA Loss2,3 to be less than the fiscal 2023 Adjusted EBITDA Loss of $54.3 million.
__________________
1“Bookings” is an operating metric that is defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of Bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our potential performance in future periods.
2"Non-GAAP Gross Profit", "Non-GAAP Gross Margin", "Non-GAAP Adjusted Operating Expenses", and "Adjusted EBITDA Loss", are non-GAAP financial measures or metrics. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.
3We are not able to reconcile guidance for Adjusted EBITDA Loss to its most directly comparable GAAP measure, net loss, and cannot provide an estimated range of net loss for such period without unreasonable efforts because certain items that impact net loss, including foreign exchange and the fair value of warrant liabilities, are not within our control or cannot be reasonably predicted.

Earnings Conference Call
In conjunction with this announcement, D-Wave will host a conference call on Thursday, August 8, 2024, at 8:00 a.m. (Eastern Time), to discuss the Company’s financial results and business outlook. The live dial-in number is: 1-800-717-1738 (domestic) or 1-646-307-1865 (international). The conference ID is “D-Wave.” Participating in the call on behalf of the Company will be Chief Executive Officer Dr. Alan Baratz and Chief Financial Officer John Markovich.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations, including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.
Non-GAAP Financial Measures
To supplement the financial information presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. Each of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Adjusted EBITDA Loss and Non-GAAP Adjusted Operating Expenses is a financial measure that is not required by or presented in accordance with GAAP. Management believes that each measure provides investors an additional meaningful method to evaluate certain aspects of such results period over period. The Company defines each of its non-GAAP financial measures as follows:
•Non-GAAP Gross Profit is defined as GAAP gross profit less non-cash stock-based compensation expense and depreciation and amortization expense. We use Non-GAAP Gross Profit to measure, understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans.
•Non-GAAP Gross Margin is defined as GAAP gross margin less non-cash stock-based compensation expense. We use Non-GAAP Gross Margin to measure, understand and evaluate our core business performance.
•Adjusted EBITDA Loss is defined as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, remeasurements of liability-classified warrants, and other non-recurring non-operating income and expenses. We use Adjusted EBITDA Loss to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations.
•Non-GAAP Adjusted Operating Expenses is defined as operating expenses before depreciation and amortization expense, non-recurring one-time expenses and non-cash stock-based compensation expense. We use Non-GAAP Adjusted Operating expenses to measure our operating expenses, excluding items we do not believe directly reflect our core operations.
The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and our presentation of non-GAAP measures may be different from non-GAAP measures used by other companies. For a reconciliation of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Adjusted EBITDA Loss and Non-GAAP Adjusted Operating Expenses to its most directly comparable GAAP measure, please refer to the reconciliations below.

Forward Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Contacts
Investor Contact:
Kevin Hunt
ir@dwavesys.com
Media Contact:
Alex Daigle
media@dwavesys.com

D-Wave Quantum Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except share and per share data)	2024	2023
	(Unaudited)
Assets
Current assets:
Cash	$40,861	$41,307
Trade accounts receivable, net of allowance for doubtful accounts of $225 and zero	1,570	1,652
Inventories	2,126	2,078
Prepaid expenses and other current assets	2,349	2,009
Total current assets	46,906	47,046
Property and equipment, net	3,212	2,551
Operating lease right-of-use assets	7,580	8,223
Intangible assets, net	408	179
Other non-current assets	3,705	1,357
Total assets	$61,811	$59,356

Liabilities and stockholders' deficit
Current liabilities:
Trade accounts payable	$1,168	$1,465
Accrued expenses and other current liabilities	5,038	5,343
Current portion of operating lease liabilities	1,479	1,374
Loans payable, net, current (including $32,300 and $— as of June 30, 2024 and December 31, 2023, respectively, at fair value)	32,666	399
Deferred revenue, current	2,590	2,669
Total current liabilities	42,941	11,250
Warrant liabilities	2,087	1,630
Operating lease liabilities, net of current portion	6,813	7,028
Loans payable, net, non-current (including $— and $31,400 as of June 30, 2024 and December 31, 2023, respectively, at fair value)	31,451	63,850
Deferred revenue, non-current	33	79
Total liabilities	$83,325	$83,837

Commitments and contingencies
Stockholders' deficit:
Common stock, par value $0.0001 per share; 675,000,000 shares authorized at both June 30, 2024 and December 31, 2023; 186,073,087 shares and 161,113,744 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	18	16
Additional paid-in capital	507,067	469,081
Accumulated deficit	(518,151)	(483,061)
Accumulated other comprehensive loss	(10,448)	(10,517)
Total stockholders' deficit	(21,514)	(24,481)
Total liabilities and stockholders’ deficit	$61,811	$59,356

D-Wave Quantum Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2024	2023	2024	2023
Revenue	$2,183	$1,707	$4,648	$3,290
Cost of revenue	795	1,002	1,601	2,164
Total gross profit	1,388	705	3,047	1,126
Operating expenses:
Research and development	8,355	9,548	16,880	20,463
General and administrative	7,471	9,576	15,037	20,872
Sales and marketing	4,401	2,488	7,485	5,388
Total operating expenses	20,227	21,612	39,402	46,723
Loss from operations	(18,839)	(20,907)	(36,355)	(45,597)
Other income, net:
Interest expense	(1,160)	(575)	(2,300)	(787)
Change in fair value of Term Loan	(275)	(345)	924	(345)
Term Loan debt issuance costs	—	(1,393)	—	(1,393)
Gain (loss) on investment in marketable equity securities	(157)	—	1,503	—
Change in fair value of warrant liabilities	2,195	(2,150)	(457)	(1,512)
Other income (expense), net	458	(819)	1,595	(961)
Total other income (expense), net	1,061	(5,282)	1,265	(4,998)
Net loss	$(17,778)	$(26,189)	$(35,090)	$(50,595)
Net loss per share, basic and diluted	$(0.10)	$(0.21)	$(0.21)	$(0.40)
Weighted-average shares used in computing net loss per share, basic and diluted	172,139,085	127,337,903	166,723,787	125,252,585

Comprehensive loss:
Net loss	$(17,778)	$(26,189)	$(35,090)	$(50,595)
Foreign currency translation adjustment, net of tax	22	(66)	69	(85)
Net comprehensive loss	$(17,756)	$(26,255)	$(35,021)	$(50,680)

D-Wave Quantum Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2024	2023
Cash flows from operating activities:
Net loss	$(35,090)	$(50,595)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	510	601
Stock-based compensation	7,730	11,477
Amortization of operating right-of-use assets	398	417
Non-cash interest expense	2,211	750
Change in fair value of Warrant liabilities	457	1,512
Change in fair value of Term Loan	(924)	345
Debt issuance costs netted from Term Loan proceeds	—	643
Gain on marketable securities	(1,503)	—
Unrealized foreign exchange loss (gain)	(1,274)	932
Change in operating assets and liabilities:
Trade accounts receivable	9	(40)
Inventories	(147)	(81)
Prepaid expenses and other current assets	(339)	1,709
Trade accounts payable	(502)	338
Accrued expenses and other current liabilities	1,741	2,126
Deferred revenue	(125)	1,157
Operating lease liability	364	(335)
Other non-current assets	(103)	—
Net cash used in operating activities	(26,587)	(29,044)
Cash flows from investing activities:
Purchase of property and equipment	(850)	(79)
Purchase of convertible note (Note 4)	(1,000)	—
Sales of marketable equity securities (Note 4)	254	—
Expenditures for internal-use software	(213)	—
Net cash used in investing activities	(1,809)	(79)
Cash flows from financing activities:
Proceeds from the issuance of common stock pursuant to the Lincoln Park Purchase Agreement	20,288	15,683
Proceeds from the issuance of common stock in at-the-market offerings, net of issuance costs	9,100	—
Proceeds from the issuance of common stock upon exercise of stock options	43	1,208
Proceeds from common stock issued under the Employee Stock Purchase Plan	171	—
Proceeds from Term Loan	—	14,357
Payment of tax withheld for common stock issued under stock-based compensation plans	(1,351)	—
Short swing profit settlement	—	244
Debt payments	(370)	(1,835)
Net cash provided by financing activities	27,881	29,657
Effect of exchange rate changes on cash and cash equivalents	69	(85)
Net increase (decrease) in cash and cash equivalents	(446)	449
Cash and cash equivalents at beginning of period	41,307	7,065
Cash and cash equivalents at end of period	$40,861	$7,514

D-Wave Quantum Inc.
Reconciliation of Gross Profit to Non-GAAP Gross Profit
For the Three Months Ended June 30, 2024 and 2023

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of U.S. dollars)	2024	2023	2024	2023
Gross Profit	$1,388	$705	$3,047	$1,126
Gross Margin	63.6%	41.3%	65.6%	34.2%
Excluding:
Depreciation and Amortization (1)	54	54	109	109
Stock-based compensation (2)	154	233	329	610
Non-GAAP Gross Profit	$1,596	$992	$3,485	$1,845
Non-GAAP Gross Margin	73.1%	58.1%	75.0%	56.1%
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in Cost of Revenue only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Operating Expenses.
(2)Stock-based compensation reflects the stock-based compensation recorded in Cost of Revenue only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash flows that also includes stock-based compensation recorded in Operating Expenses.
D-Wave Quantum Inc.
Reconciliation of Operating Expenses to Non-GAAP Operating Expenses
For the Three Months Ended June 30, 2024 and 2023

	Three Months Ended June 30,		Six Months Ended June 30, 2024
(in thousands of U.S. dollars)	2024	2023	2024	2023
Operating expenses	$20,227	$21,612	$39,402	$46,723
Excluding:
Depreciation and Amortization (1)	(227)	(208)	(401)	(492)
Stock-based compensation (2)	(4,067)	(4,489)	(7,401)	(10,867)
Non-recurring one time expenses (3)	(443)	(1,002)	(1,325)	(1,682)
Non-GAAP Adjusted Operating Expenses	$15,490	$15,913	$30,275	$33,682
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in the Operating Expenses only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Cost of Revenue.
(2)Stock-based compensation reflects the stock-based compensation recorded in Operating Expenses only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash flows that also includes stock-based compensation recorded in Cost of Revenue.
(3)Non-recurring professional fees and provisions for credit losses, as well as legal, consulting, and accounting fees related to capital markets activities.

D-Wave Quantum Inc.
Reconciliation of Net Loss to Adjusted EBITDA Loss
For the Three Months Ended June 30, 2024 and 2023

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of U.S. dollars)	2024	2023	2024	2023
Net loss	$(17,778)	$(26,189)	$(35,090)	$(50,595)
Excluding:
Depreciation and Amortization	281	262	510	601
Stock-based compensation	4,221	4,722	7,730	11,477
Interest (income) expense (1)	1,160	575	2,300	787
Change in fair value of warrant liabilities	(2,195)	2,150	457	1,512
Term Loan debt issuance costs	—	1,393	—	1,393
Change in fair value of Term Loan	275	345	(924)	345
Gain (loss) on investment in marketable equity securities	157	—	(1,503)	—
Other (income) expense, net (2)	(458)	819	(1,595)	961
Non-recurring one time expenses (3)	443	1,002	1,325	1,682
Adjusted EBITDA Loss	$(13,894)	$(14,921)	$(26,790)	$(31,837)

(1)Interest expense primarily reflects the accrued interest associated with the below market interest rate government loans as if they were interest-bearing at market rates of interest, the paid-in-kind interest associated with the term loan agreement with PSPIB Unitas Investments II Inc. entered into on April 13, 2023, interest and adjustments to accrued interest on the SIF Loan, and the interest and amortization of the final fee associated with the Venture Loan with PSPIB Unitas Investments II Inc. that was entered into on March 3, 2022 and repaid on August 5, 2022.
(2)Other income (expense), net consists primarily of foreign exchange gains and losses.
(3)Non-recurring professional fees and provisions for credit losses, as well as legal, consulting, and accounting fees related to capital markets activities.